SALEEN

EMPLOYMENT AGREEMENT

This Employment Agreement is entered this 30th day of **April , 2020**, by and between Saleen Automotive (the "Employer"), and MICHAEL P. ROE, hereinafter referred to as "Employee," in consideration of the mutual promises made herein, agree as follows:

ARTICLE 1. AT-WILL EMPLOYMENT

Section 1.1. At-Will Employment. Employer hereby employs Employee and Employee hereby accepts employment with Employer on an at-will basis, with both Employer and Employee able to terminate the employment relationship at any time, with or without cause. This at-will status can only be changed by a writing signed by Employer's President or CEO.

Section 1.2. Annual Review. Employer will grant Employee an annual review. This annual review may result in a corresponding increase in salary to Employee, but any increase in salary is in the sole discretion of Employer.

ARTICLE 2. DUTIES AND OBLIGATIONS OF EMPLOYEE

Section 2.1. General Job Responsibilities. Employee is being hired for the position of Full-time CHIEF FINANCIAL OFFICER. Employee shall report directly to the CEO, Steve Saleen or designate. Employee's duties include, among others: see job description attached

Section 2.2. Matters Requiring Consent of Employer's President and/or CEO. Employee shall not, without specific written approval of the Employer's CEO, do or contract to do any of the following:

(1) Bind the Employer to any contract or agreement; or
(2) Any other matter prohibited by the Employer's practices and policies, written or otherwise.

Section 2.3. Devotion to Employer's Business.

(a) Subject to the exceptions set forth herein, Employee shall devote his full professional time, attention, best efforts, energy and skill to the business of Employer during the term of his employment necessary to effectively and efficiently execute all job responsibilities set forth in Section 2.1. Employee may devote time and attention to other activities that do not compete with Employer or interfere with Employee's obligations, duties and responsibilities to Employer hereunder.

(b) During Employee's employment with Employer, Employee shall not engage in any other business duties or pursuits whatsoever, or directly or indirectly render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, that competes or could compete with Employer or interfere with Employee's obligations, duties and responsibilities to Employer hereunder, without the prior written consent of Employer's President and/or CEO. However, the expenditure of reasonable amounts of time for educational, charitable, or professional activities shall not be deemed a breach of this agreement if those activities do not materially interfere with the services required under this agreement and shall not require the prior written consent of Employer's President and/or CEO.

(c) This agreement shall not be interpreted to prohibit Employee from making passive personal investments or conducting private business affairs if those activities do not interfere or conflict with the services required under this agreement. However, during the term of Employee's employment, Employee shall not directly or indirectly acquire, hold, or retain any interest in any business competing with or similar in nature to the business of Employer.

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Section 2.4. Competitive Activities. To the extent permitted by law, while Employee is an employee of Employer, and for a period of one (1) year after termination, Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that competes with any or all of Employer's businesses.

Section 2.5. Uniqueness of Employee's Services and Injunctive Relief. Employee hereby represents and agrees that the services to be performed by Employee under this agreement are of a special, unique, unusual, extraordinary and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Employee therefore expressly agrees that Employer, in addition to any other rights or remedies that the Employer may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this contract by Employee. The parties are aware that under California law specific performance may not be available to enforce all breaches of this agreement but acknowledge that for all such material breaches of this agreement the non-breaching party would be harmed and both parties agree that this harm will be recoverable through monetary damages.

Section 2.6. Trade Secrets.

(a) The parties acknowledge and agree that during Employee's employment and in the course of the discharge of her duties hereunder, Employee shall have access to and become acquainted with information concerning the operation and processes of Employer, including without limitation, financial, personnel, sales, and other information that is owned by Employer's business, and that such information constitutes Employer's trade secrets ("Trade Secrets").

(b) Employee specifically agrees that he shall not misuse, misappropriate, or disclose any such Trade Secrets, directly or indirectly to any other person or use them in any way, either during the term of this Agreement or at any other time thereafter, except as is required in the course of his employment hereunder.

(c) Employee acknowledges and agrees that the sale or unauthorized use or disclosure of any of Employer's Trade Secrets obtained by Employee during the course of his employment with Employer, including information concerning Employer's current or any future and proposed work, services, or products, the facts of any such work production, as well as any descriptions thereof, would constitute unfair trade practices and unauthorized use of the Employer's Trade Secrets, whether such information is used during the term of Employee's employment or at any other time thereafter.

(d) Employee further agrees that all files, records, documents, drawings, specifications, equipment, and similar items relating to Employer's business, whether prepared by Employee or others, are also considered Trade Secrets and that they are and shall remain exclusively the property of Employer and that they shall be removed from the premises of Employer only with the express prior written consent of Employer. Employee shall not, either directly or indirectly, solicit, induce, recruit or encourage any client(s), customer(s), independent contractor(s), consultant(s) or employee(s) of Employer, its parent, subsidiaries or affiliates to cease doing business with Employer, to do less business with Employer, to do business with an unrelated company or to terminate employment or an independent contractor relationship with Employer for one (1) year following termination of Employee's employment. Trade Secrets do not include: (1) information that was in the public domain at the time of disclosure; or (2) information that subsequently becomes part of public knowledge or literature through a deliberate act of Employer or Employee as of the date of its becoming public.

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Section 2.7 Employee Indemnification. To the extent permitted by law, Employee shall indemnify and hold Employer harmless from all liability for loss, damage, or injury to persons or property resulting from the negligence or misconduct of Employee. In addition, Employee shall indemnify and hold Employer harmless from all liability for loss, damage, or injury to persons or property as a result of a claim against Employer, or any of its employees, from any of Employee's former employers.

Section 2.8 Discoveries. All inventions, discoveries, ideas, and other intellectual property rights ("Intellectual Property") made or conceived by Employee, either solely or jointly with others, whether they can be patented or not, to the extent related to and arising out of Employee's performance under this Agreement shall be promptly and fully disclosed to the Employer, considered work for hire and all right, title and interest thereto anywhere in the world shall be the Employer's property. In the event that such inventions, discoveries and ideas are not considered work for hire for any reason, Employee hereby unconditionally assigns to the Employer all of his right, title and interest therein. Employee agrees to execute any and all documents deemed necessary by the Employer to effectuate the foregoing at any time, whether before or after the expiration or earlier termination of this Agreement. Compensation for any such inventions, discoveries or ideas shall be deemed to be included in the compensation paid to Employee hereunder.

ARTICLE 3. OBLIGATIONS OF EMPLOYER

Section 3.1. General Description. Employer shall provide Employee with the compensation, benefits, and business expense reimbursement specified elsewhere in this agreement.

Section 3.2. Office and Staff. Employer shall provide Employee with an office, office equipment, supplies, and other facilities and services, suitable to Employee's position and adequate for the performance of his duties. Employee shall work from the Employer's corporate headquarters, which is current located in 2735 Wardlow Road Corona, California 92882. Employee is required to spend time at the Employer's corporate headquarters and in the field as necessary to effectively carry out his job duties and responsibilities, maintain team continuity and direction, and to achieve his established goals. Employee understands and agrees that some travel may be necessary to accomplish his job responsibilities outlined herein.

ARTICLE 4. COMPENSATION OF EMPLOYEE

Section 4.1. Annual Salary.

(a) As compensation for the services to be rendered hereunder, Employee shall receive an annual salary at **$ 200,000.00** on bi-weekly payroll, pro-rated based on employment start date and payroll cut-off date.

Section 4.2. Tax Withholding. Employer shall have the right to deduct or withhold from the compensation due to Employee hereunder any and all sums required for federal income and Social Security taxes and all state or local taxes now applicable or that may be enacted and become applicable in the future.

ARTICLE 5. EMPLOYEE INCENTIVES

Section 5.1. Bonus Plan. In addition to Employee's annual salary set forth in Section 4.1, Employee will be entitled to the following: A bonus plan that is mutually established based on performance and company goals. As well as an ESOP. Our current Bous Plan being finalized will result in the employee being able to receive up to 50% of yearly salary, based on targets achieved. SEE ATTACHED PLAN

AT P

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Section 5.2. Must Be Employed. In order for Employee to earn the incentives listed in this Article, Employee must be employed by Employer in the same capacity as listed in Section 2.1 above, at the time the incentive is earned. Alternatively, Employee is entitled to the above compensation if Employee is employed by Employer in a different position, if approved by the Employer, at Employer's sole discretion. If Employee is terminated then any unearned incentives will expire immediately.

ARTICLE 6. EMPLOYEE BENEFITS

Section 6.1. Eligibility. Employee will be entitled to begin accruing the benefits listed in this Article immediately after sixty (60) full calendar days from Employee's start date.

Section 6.2. Annual Vacation. To the extent that the Employer offers vacation leave to its employees, Employee will be eligible to participate in such a plan, in accordance with what the Employer offers to other comparable employees, with 3 weeks paid vacation. Vacation will also be used during company December shutdown, (Holiday shutdown is not part of employer's paid holiday).

Section 6.3. Sick Leave. To the extent that the Employer offers sick leave to its employees, Employee will be eligible to participate in such a plan, in accordance with what the Employer offers to other comparable employees. A minimum of 1 week paid sick leave.

Section 6.4. Medical Coverage. Employee is entitled to participate in any medical coverage program that is currently offered to other employees conditional on acceptance by the insurance carrier, and enrollment policy.

Section 6.5. Retirement Plan. Employee is entitled to participate in any retirement plan that employer currently has available for all employees conditional on the provisions of the retirement plan (i.e. enrollment policies). The employee will be granted stock of 492,000 shares of company stock vested in 2 years : ½ at the end of the first year, and the other ½ at the end of the 2nd year.

ARTICLE 7. BUSINESS EXPENSES

Section 7.1. Reimbursement of Other Business Expenses.

(a) Employer shall reimburse Employee for all reasonable business expenses incurred by Employee in connection with the business of Employer, conditional on Employee receiving written authorization from the President or CEO, prior to including such expense. Expense reimbursements should comply with company guidelines.

(b) Each such expenditure shall be reimbursable only if it is of a nature qualifying it as a proper deduction on the federal and state income tax return of Employer.

(c) Each such expenditure shall be reimbursable only if Employee furnishes to Employer adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such expenditure as an income tax deduction.

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ARTICLE 8. TERMINATION OF EMPLOYMENT

Section 8.1. Termination At Will. Employee's employment hereunder is at will and may be terminated by either Employer or Employee at any time for any reason, with or without cause.

Section 8.2. Termination Upon Death. Employee's employment hereunder shall terminate upon his death, in which event the Employer shall pay to such person as the Employee shall have designated in a written notice filed with the Employer, or if no such person shall have been designated to his estate, all salary, amounts due under benefit plans and profit sharing plans, and reimbursement of business expenses through the date of termination.

Section 8.3. Termination Upon Disability. If, as a result of a permanent mental or physical disability, Employee shall have been absent from his duties hereunder on a full-time basis for three (3) consecutive months, ("Disability") and, within thirty (30) days after the Employer notifies Employee in writing that it intends to replace him, (which notice can be given at the end of the second month during such three-month period), Employee shall not have returned to the complete performance of his duties on a full-time basis, the Employer shall be entitled to terminate Employee's employment. In addition, Employee shall, upon her Disability, have the right to terminate his employment with Employer. If such employment is terminated (whether by the Employer or Employee) as a result of Employee's Disability, then Employer shall pay, if applicable, to Employee all salary, amounts due under benefit plans and profit sharing plans, and reimbursement of business expenses, through the date of termination.

Section 8.4. Termination for Cause. Employer shall be entitled to terminate Employee's employment for Cause, in which event Employee shall be entitled, if applicable, to all salary, amounts due under benefit plans and profit sharing plans, and reimbursement of business expenses, through the date of termination. For purposes of this agreement, "Cause" shall mean (i) the conviction of Employee of a felony, (ii) the commission by Employee of an act of fraud or embezzlement involving assets of the Employer or its customers, suppliers or affiliates, (iii) a willful breach or habitual neglect of Employee's duties which he is required to perform under the terms of his employment (See Section 2.1, above), (iv) refusal to timely produce any and all documentation related to the Employer's business to the President and/or CEO upon request therefrom, or (v) gross misconduct or gross negligence in connection with the business of the Employer or an affiliate which has a material adverse effect on the Employer and any subsidiaries. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Employee a notice of termination which specifies the grounds for termination and a statement of supporting facts.

Section 8.5 Termination without Cause. Employee's employment hereunder may be terminated by Employer without Cause at any time and without prior notice to Employee.

Section 8.6 Payments upon Termination without Cause. In the event that Employee's employment with Employer is terminated by Employer without Cause pursuant to Section 8.5 above, then Employee shall be entitled to receive payment of two (2) weeks of Employee's base salary in effect as of the date of such termination and only if the employee has been with the company more than 2 years. The severance payments will be made in accordance with the normal payroll cycle of Employer and subject to any required tax withholdings and deductions. In the event that Employee breaches any of the covenants set forth in Article 2 or is terminated with Cause pursuant to Section 8.4 above, Employer shall have no obligation to provide, and Employee shall have no right to receive, any payments or benefits pursuant to this Section 8.6.

Section 8.7 Return of Documents. Upon the termination of Employee's employment with Employer for any reason, including without limitation termination by the Employer for Cause, Employee shall promptly deliver to Employer all correspondence, manuals, orders, letters, notes, notebooks, reports, programs, proposals, appraisal documents, agreements, and any documents and copies concerning Employer's customers or concerning products or processes used by Employer and, without limiting the foregoing, will promptly deliver to the Employer any and all other documents or material containing or constituting trade secrets.

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ARTICLE 9. GENERAL PROVISIONS

Section 9.1. Notices. Any notices to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery or facsimile or overnight mail. Notices shall be addressed to the parties at the addresses below. Such notice or communication shall be deemed to have been given or made, as of the date of delivery, as evidenced by a signed declaration under penalty of perjury in the event of personal delivery, as evidenced by a facsimile confirmation sheet in the event of facsimile delivery, or as evidenced by prove of overnight delivery in the event of delivery by overnight courier.

If to Employer:

Saleen Automotive
2735 Wardlow Rd.
Corona, CA 92882
Facsimile: 888-729-4827

with a copy to:

Stephen M. Lewis, Esq.
THE WALKER LAW FIRM,
A Professional Corporation
3991 MacArthur Blvd., Suite 350
Newport Beach, California 92660

If to Employee: ______________________________

Section 9.2. Arbitration.

(a) Any controversy between Employer and Employee involving the construction or application of any of the terms, provisions, or conditions of this agreement shall on written request of either party served on the other be submitted to arbitration.

(b) Employer and Employee shall each appoint one person to hear and determine the dispute. If the two (2) persons so appointed are unable to agree, then those persons shall select a third impartial arbitrator whose decision shall be final and conclusive upon both parties.

(c) The cost of arbitration shall be borne by the losing party or in such proportions as the arbitrators decide.

Section 9.3. Attorney's Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled. This provision shall be construed as applicable to the entire contract.

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Section 9.4. **Entire Agreement.** This agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever. Each party to this agreement acknowledges that no representation, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this agreement shall be valid or binding on either party.

Section 9.5. **Modifications.** Any modification of this agreement will be effective only if it is in writing and signed by the party to be charged.

Section 9.6. **Effect of Waiver.** The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this agreement by the other party shall not be deemed a waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

Section 9.7. **Partial Invalidity.** If any provision in this agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

Section 9.8. **Law Governing Agreement/Venue.** This agreement shall be governed by and construed in accordance with the laws of the State of California. Any legal action, suit, arbitration, or proceeding arising from or relating to this Agreement shall be brought and maintained in the appropriate court or arbitrator located in and with jurisdiction over Orange County, California and the parties hereby submit to the jurisdiction thereof.

Section 9.9. **Understanding Agreement.** Employee has read and fully understands the points listed above and has agreed to adhere to all sections as presented. Employee has had an opportunity to seek the advice of legal counsel regarding the terms of this agreement.

Section 9.10. **Assignment**. This agreement, and the Employee's rights and obligations hereunder, may not be assigned by the Employee.

Section 9.11. **Amendment; Waiver**. This agreement may be amended, modified, superseded, cancelled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both parties as hereto, as in the case of a waiver, by the party waiving compliance.

Section 9.12 **Severability**. If any term, provision, or part of this agreement is found by a court or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions, and parts of this agreement shall nevertheless remain in full force and effect as long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. On such determination that any term, provision or part of this agreement is invalid, illegal or incapable of being enforced, this agreement shall be deemed to be modified so as to effect the parties' original intent as closely as possible to the end that the transactions contemplated by this agreement and the terms and provisions of this agreement are fulfilled to the greatest extent possible.

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IN WITNESS WHEREOF, the parties hereto, by their duly authorized officers or other authorized signatory, have executed this agreement as of the date first above written. This agreement may be signed in counterparts and facsimile signatures are treated as original signatures.

"Employee"

MICHAEL POE
(PRINT NAME)

[signature]
SIGNATURE

By: 4/30/2020

"Employer"

STEVE SALEEN
(PRINT NAME)

[signature]
SIGNATURE

By: 5·1·2020

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The CFO/COO assists the CEO with developing, communicating and implementing the company's vision.; formulates and implements the company's financial plans, supports all aspects of business planning/development from financial analysis and budget development.

Primary Duties:

- Assists the CEO in raising capital in the private and public markets.
- Prepare, review and approve all Form 10, 8-K, 10-K, 10-Q filings with the SEC
- Prepare month-end, quarter-end and year-end financial statements including year-end activities, general ledger maintenance, Balance Sheet and Profit & Loss accounts reconciliation and corporate/overhead cost allocation.
- Report financial results to the board of directors
- Responsible for long-term budgetary planning and costs management
- Prepare and maintain financial reports,: Monthly/ Quarterly/ Annual P&L (actual vs budget); weekly cash flow forecast
- Complete Analysis of financial results
- Engage the board or directors, audit and investment committee around issues, trends and changes in the operations of the company
- Responsible for development and monitoring of budgets, prepare financial forecasts and monitor performance vs. budget, consolidate results, prepare rolling 6 months forecasts.
- Develop short, medium and long-term financial plans and projections
- Responsible for audits and proper tax filings; Prepare all fiscal reporting including regulatory and government reports
- Ensure legal and regulatory compliance regarding all financial functions

Bonus Structure: Michael Roe – CFO

An annual bonus structure based on Michael's employment arrangement [1] for each fiscal year (April 1st to March 31st payable on May 15th following March 31st year-end close) based upon performance and company goals will be measured as follows:

Year 1 (May 2020 to April 2021) Targets:

1) Positive EBITDA[1]
2) Timely filing of SEC regulatory filing requirements
3) Improved financial reporting and accounting processes
4) Stock Price increase from initial trading to April 2021.

Year 1 bonus will be determined by the Board of Directors, based on the number of targets met above. For each target met, the bonus will be at a minimum of $43,750 each. However, we will guarantee a $100,000 bonus In May 2021.

Year 2 (May 2021 to April 2022):

1) Positive EBITDA[1] with 10% increase year-over-year
2) Timely filing of SEC regulatory filing requirements
3) Improved financial reporting and accounting processes
4) Stock Price increase year-over-year

Year 2 bonus will be determined by the Board of Directors based on the number of targets met above. For each target met, the bonus will be at a minimum of $43,750 each.

Year 3 (May 2022 to April 2023):

1) Positive EBITDA[1] with 20% increase year-over-year
2) Timely filing of SEC regulatory filing requirements
3) Improved financial reporting and accounting processes
4) Stock Price increase of 10% year-over-year

Year 3 bonus will be determined by the Board of Directors based on the number of targets met above. For each target met, the bonus will be at a minimum of $43,750 each. **If all targets are met for Years 1-3, an additional bonus will be granted, as determined by the Board of Directors, with a minimum amount of $175,000.**

[1] EBITDA shall be calculated as follows: Net income (excluding expenses related to stock grants, warrants, ESOP and other stock based compensation to officers, directors and 3rd parties and gains/losses related to derivative liabilities, extinguishment of debt or other financing related gains/losses), less expenses (cash and non-cash) related to interest, income taxes, depreciation and amortization.

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